EXHIBIT 10.87
September 10, 2008
Josh Franklin
9020 Harvest Run Drive
O’Fallon, MO 63368
               Re: Terms of Employment
Dear Josh:
          We are pleased to inform you that after careful consideration, Cornerstone Pharmaceuticals, Inc. (the “Company”) has decided to make you this offer of Employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.
          Position; Duties. Your position will be Vice President, Marketing. Your position is based in the Cary, NC office area and reports to the President/CEO. Your duties and responsibilities will be as designated by the Company, with an initial focus on directing all aspects of the Marketing functions.
          Full Time Employment. The employment term will begin on Monday, September 29, 2008.
          Compensation. Your compensation will be $210,000 a year, paid bi-weekly, consistent with the Company’s payroll practices. Your package will include participation in health, life and disability insurance, and 401(k) plans of the Company pursuant to their terms as may be amended by the Company from time to time. You will be entitled to 3 weeks paid vacation (equivalent of 15 business days) for each year of full employment. Vacation for the remainder of 2008 will be prorated, based upon your date of hire. You will receive a monthly car allowance in the amount of $850.00, plus reimbursement for gasoline expenses.
          Options. You will be granted 300,000 options to acquire shares of the Company’s Common Stock, vesting over a four (4) year term with one (1) year cliff vesting for 1/4 of the options. The options will be granted in accordance with the Company’s Stock Option Plan. Strike price will be established at close of pending merger agreement with Critical Therapeutics.
          Bonus. You will be eligible to participate in the Company’s bonus program at a target bonus of 35% and is contingent upon your meeting certain performance requirements and goals as established and agreed upon between yourself and your manager in accordance with the Company’s overall plan, which may be amended from time to time. Bonus paid for work performed during calendar year 2008 will be prorated, based on date of hire.
          Relocation. You will be eligible to participate in the Company’s relocation assistance program which includes reimbursement for the actual costs of your immediate family’s relocation expenses including: moving expenses for household goods; travel, lodging and meal expenses while en route to the new location; storage fees, temporary living, locating a new home, and reimbursement for closing costs and related expenses. The company will also pay the federal and local income taxes required on the gross up of this benefit.
          You agree to make reasonable efforts to complete your relocation process by June 30, 2009. Prior to completion of relocation, your presence in the Cary, NC corporate office will be determined and agreed upon with your manager.
          Employment at Will. Our employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or for no reason.
          Confidentiality and Invention Assignment Agreement. You will be subject to the Company’s Confidentiality and Invention Assignment Agreement, which is enclosed with this letter, and must be signed and returned by you before any employment relationship will be effective.
          Certain Acts. During employment with the Company, you will not do anything to compete with the Company’s present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement, which conflicts with your duties or obligations to the Company. You will not during your employment or within one (1) year after it ends, without the Company’s express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.
          No Inconsistent Obligations. You represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking employment with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.
          Reference/Background Check/Drug Screening. The offer described in this letter is contingent upon receiving favorable results from your reference/background check. In addition, you will be required to complete a successful drug screening. The drug screening must be completed before your employment commences.
          Miscellaneous. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer. In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any Employment Application that you may have submitted to us. The language in this letter will be construed as to its fair meaning and not strictly for or against either of us. The party prevailing in any dispute between us shall be awarded reasonable attorney’s fees and cost from the non-prevailing party. In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of North Carolina. Jurisdiction for resolution of any disputes shall be solely in Cary, North Carolina.
          If these terms are acceptable, please sign in the space provided below and return this letter to us. Again, we’re very excited to have you join the Company.

Yours truly,
/s/ Rhonda P. Downum
Rhonda P. Downum
Sr. Manager, Human Resources Cornerstone BioPharma, Inc.

Agreed and Accepted:

/s/ Josh Franklin
Josh Franklin

9/12/08
Date

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